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PROMISSORY NOTE

₤300,000	November 28, 2002
London, United Kingdom

Intec Invest Ltd (Shortly to be known as ACI Corporation Ltd (U.K.)) is the ultimate holding company in the ACI Group. The group is in the process of constructing Elastomer plants in the USA, Europe and Asia.

The funds secured by the promissory note are to be utilized mainly by Bovis Lend Lease LMB to cover the costs of pre engineering, design, architectural and tender costs for the sites in the project Czech Republic, West Virginia, USA and Malaysia.

The group has been funded to date through equity payments contributed by the shareholders. There is currently no debt in the company.

FOR VALUE RECEIVED, Intec Invest Ltd, a company incorporated in the United Kingdom, and having its registered office at City Business Center, 17 Lower Rd, London SE16 2XB UK (hereinafter referred to as "Borrower"), hereby promises to pay to Weavering Capital Fund Limited 015, a company ("Lender"), the sum of three hundred thousand Pounds (₤300,000) pursuant to the terms set forth in this instrument, which is hereinafter referred to as this "Note."

1. Repayment. Borrower shall repay the principal balance due, and all interest accrued thereon, under this Note in full on 24/11/2004.

2. Interest Rate. Until repaid in full, the principal balance of this Note shall bear interest at a rate of 12 per cent per annum, paid semi-annually in arrears.

3. Manner and Location of Payment. All payments of this Note are payable in Pounds Sterling, at OWOMFG Trust Services Limited, P.O. Box 961, 30 De Castro Street, Road Town, Tortola, British Virgin Islands. or at such other address as the Lender may, from time to time, designate by written notice given to Borrower at the address shown above for Borrower.

4. Waiver. Borrower waives diligence, demand, presentment for payment, protest and notice of non-payment and of protest, notice of default, and all other notices or demands of any kind. The failure of Lender to exercise any option hereunder shall not constitute a waiver of the right to exercise the same in the event of any subsequent default or in the event of continuance of any existing default.

5. Cost of Collection. Borrower agrees to pay all costs of collection incurred by Lender. Costs of collection shall include, without limitation, reasonable attorneys' fees if this Note is placed in the hands of attorneys for collection or if suit is brought, together with all court costs and other expenses incurred in the prosecution of said action.

6. Governing Law; Consent to Jurisdiction. This Note shall be deemed to be a contract under the laws of the United Kingdom and for all purposes shall be governed by and construed and enforced in accordance with the laws of said Country, without giving effect to the conflict of laws principles thereof.

IN WITNESS WHEREOF, this Note has been executed and delivered by Borrower to Lender as of the date first hereinabove written.

Intec Invest Ltd
By

________________________________
Michael Edward Howarth
Chief Financial Officer

168660

The Lender agrees to issue funds upon receipt of a facsimile copy of this promissory note. The original which will be forwarded by courier and shall upon its receipt by the lender be the sole enforceable document against the company and its guarantors.

PERSONAL GUARANTEE

We the undersigned Patrick E Adair of 1910/Suite 110, Northwest Boulevarde, Coeur d’Alene, Idaho and Michael E Howarth of 1 Columbus Place, Apartment N5N, New York, New York, 10019 agree to be jointly and severally responsible to repay the above promissory note in the event of a default by the borrower. The Lender shall seek repayment of the above promissory note first from the borrower prior to making demand on either of the personal guarantors. In the event of a default by the borrower the lender shall provide notice of said default to one or both of the guarantors. Guarantors shall have 30 days from notification of default to pay this promissory note in full. Guarantors agree to be bound by the legal jurisdiction set forth above in the promissory note.

Michael E Howarth	Patrick E Adair
An individual	An individual